CONFIDENTIAL

Date: October 9th, 2020

To: Tony Guilfoyle

From: John Fieldly, President & CEO
Celsius Holdings, Inc.

Subject: Employment Offer

Dear Tony,

I would like to make you the following offer to join the Celsius team as EVP of Sales North America, effective as of November 4th 2020.

The EVP of Sales North America role encompasses all assigned tasks discussed by the President & CEO, in conjunction with the goals of the brand. Your onboarding paperwork will be provided by Sherri Lopes. Sherri Lopes is our internal HR, Office Manager and Executive Asst.

From 11/4/20 – 12/31/20 – employment will be based out of the Boca Office a minimum of 8 days per month to allow for telecommuting. Effective 1/1/21 employment will be based out of the Boca office full time.

Details of your offer are:

| | |
|---|---|
| **Base Salary** | $275,000 Annually |
| **Annual Bonus** | 30% Eligibility at Goal paid annually on March 15th or as soon as practicable post audit |
| **Overage Bonus** | Exceed Annual Financial Net Revenue goal & maintain GP % goal earn bonus kickers<br>• Exceed by 10% earn.......... $50k<br>• Exceed by 20% earn.......... $75k<br>• Exceed by 30% earn......... $100k<br>• For every 10% over 30% earn........... additional $100k |
| **Phone Allowance** | $100 allowance per month |
| **Car Allowance** | $4,000 allowance per year |
| **Stock RSU** | $1m value, vesting in 5 equal installments on the anniversary grant date upon achieving budget, grant price based on 10dvwap to be established on issuance date within 90 days of employment. Upon full acquisition RSU's will vest. Also employee will be eligible for annual option issuances to be approved by BOD in future years |
| **Vacation** | 3 weeks vacation on a use it or lose it calendar basis starting in 2021 |
| **Benefits** | Celsius Health/Welfare Program – Effective December 1st 2020 |
| **401K** | Up to a 4% match, eligible after 6 months |
| **Moving** | Up to $50k in moving costs all in and up to $10k in housing allowance for Nov-Feb |

This offer is contingent on you passing a drug test, as the company is a drug-free worksite.

The Celsius Team extends our best wishes to you as a new member of our Team.

John Fieldly, CEO ____________________ Date: 10/9/20

Tony Guilfoyle, ____________________ Date: 10-9-2020